Exhibit 5.1

OPINION OF VISCHER

[LETTERHEAD OF VISCHER Attorneys at Law, Schützengasse 1 CH-8021 Zürich Switzerland
Phone +41 44 254 34 00 Fax +41 44 254 34 10]

Tyco International Ltd.
90 Pitts Bay Road
Second Floor
Pembroke HM 08, Bermuda

January 16, 2009

Registration Statement on Form S-4

Ladies and Gentlemen:

I have acted as special Swiss counsel to Tyco International Ltd, a company incorporated with limited liability and existing under the laws of Bermuda (the “Company”), in connection with the proposed continuation of the Company as a Swiss company pursuant to a continuation procedure under Bermuda and Swiss law, whereby the Company transfers its domicile to Schaffhausen, Switzerland and reconstitutes itself as share corporation (Aktiengesellschaft) under the laws of Switzerland (the “Continuation”) and the filing of a Registration Statement on Form S-4 (as such may be further amended or supplemented, the “Registration Statement”) with the U.S. Securities and Exchange Commission (“SEC”) in connection with the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of registered shares of the Company (“Common Shares”), with a nominal amount to be determined in conjunction with the Continuation, issued at the time of Continuation by the Company following becoming a company incorporated under the laws of Switzerland.

For purposes of my opinion, I have also assumed that:

(i)               prior to the registration of the Company in the Commercial Register of the Canton of Schaffhausen, Switzerland (the “Effective Time”), the Company will be duly incorporated and validly existing and in good standing under the laws of the Bermuda;

(ii)              all requirements and conditions under the laws of Switzerland, including those on domicile transfers of foreign entities into Switzerland, of Bermuda and of the applicable laws of any other jurisdiction (other than Switzerland) will have been duly complied with at the Effective Time of the registration of the Company in the Commercial Register of the Canton of Schaffhausen in Switzerland.

(iii)             the Common Shares will be deemed duly authorized, validly issued and fully paid under the laws of Bermuda;

(iv)             prior to and at the Effective Time, the Company will have full corporate power and authority to continue to Switzerland under its by-laws and articles of association pursuant to the procedures set forth in Article 161 of the Swiss Federal Code on Private International Law and art. 620 et seq. of the Swiss Code of Obligations;

(v)              the Continuation will be validly authorized by all necessary corporate action of the Company as required under Bermuda law and Swiss law and the Company’s by-laws and articles of association;

(vi)             all necessary action will be taken under Swiss and Bermuda law to authorize the Continuation;

(vii)            The resolutions in the Registration Statement have been approved, are valid, binding and en-forceable and have been fully implemented

(viii)           the Company will file all notices, reports, documents or other information required to be filed by it pursuant to, and will obtain any and all authorizations, approvals, orders, consents, licenses, certificates, permits, registrations or qualifications required to be obtained under, and will otherwise comply with all requirements of, Swiss and Bermuda law in connection with the consummation of the Continuation, including, without limitation the registration of the Company in the Commercial Register of the Canton of Schaffhausen, Switzerland; and

(ix)             no bankruptcy, reorganization, liquidation or similar proceedings will be initiated or pending against the Company.

Based on the foregoing, and in reliance thereon, and subject to the qualifications, assumptions and exceptions set forth herein, I am of the opinion that each Common Share of the Company that is issued and outstanding and registered in the Commercial Register immediately after the registration of the Continuation and of the Company in the Commercial Register of the Canton of Schaffhausen will be a validly issued, fully paid up to its nominal value and non-assessable Common Share under the laws of Switzerland.

The opinion set forth herein is limited to the matters specifically addressed herein, and no other opinion or opinions are expressed or may be implied or inferred. No investigation of facts has been made.

I do not express, or purport to express, any opinion with respect to the laws of any jurisdiction other than Switzerland.

I assume no obligation to advise you of any changes to this opinion that may come to our attention after the date hereof. This opinion may not be relied upon or furnished to any other person except the addressee hereof without the express written consent of this firm.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original Swiss language; the concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions; this opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising hereunder will be governed by Swiss law and be brought before a Swiss court.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our law firm under the captions “Legal Matters” in the proxy statement/prospectus contained in the Registration Statement. In giving this consent, I do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Dr. Matthias Staehelin